UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

SEPTERNA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42382	84-3891440
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Septerna, Inc.
250 East Grand Avenue
South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 338-3533

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SEPN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

On December 23, 2024, the Board of Directors (the “Board”) of Septerna, Inc. (the “Company”) appointed Gil M. Labrucherie as the Chief Financial Officer, principal financial officer and principal accounting officer of the Company, in each case, effective as of January 6, 2025.

Mr. Labrucherie, age 53, has over 25 years of senior leadership experience in the biotechnology sector. Prior to joining the Company, from July 2022 to November 2022 and from September 2023 to January 2025, Mr. Labrucherie served as the Chief Financial Officer of Acelyrin, Inc., a publicly traded late-stage clinical biopharmaceutical company, where he also served as the Chief Business Officer from May 2024 to January 2025. Mr. Labrucherie is currently a sole trustee of the Bloom Trust, a closely held family office with commercial real estate assets and operations. He previously served as the Chief Financial Officer of Nektar Therapeutics, a publicly traded development stage biopharmaceutical company, from June 2016 to June 2022, and also held the position of Chief Operating Officer from November 2019 to June 2022. Prior to serving as Chief Operating Officer and Chief Financial Officer of Nektar Therapeutics, he was Senior Vice President, General Counsel and Secretary of Nektar from 2007 to 2016. Earlier in his career, Mr. Labrucherie served in numerous executive leadership roles at high growth technology companies, where he was responsible for global corporate alliance and mergers and acquisitions. Mr. Labrucherie began his career as an associate in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, P.C. Mr. Labrucherie has served as a member of the board of directors of Rezolute, Inc., a publicly traded late-stage biopharmaceutical company, since November 2019, and previously served as a director of Valinor Pharma LLC, a private company focused on innovative commercialization of medicines from May 2023 until its acquisition by Grünenthal in July 2024. Mr. Labrucherie received his J.D. from the University of California Berkeley School of Law, and received his B.A. from the University of California, Davis. Mr. Labrucherie is a CFA charterholder and a member of the State Bar of California.

In connection with Mr. Labrucherie’s appointment as the Chief Financial Officer, the Company entered into an offer letter with him (the “Offer Letter”), pursuant to which the Company has agreed to pay Mr. Labrucherie an annual base salary of $485,000. Mr. Labrucherie is also eligible to earn an annual target bonus of 40% of his annual base salary. During Mr. Labrucherie’s employment, he will be eligible to participate in the Company’s Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”) and employee benefit plans generally available to the Company’s employees, subject to the terms of those plans.

Pursuant to the Executive Severance Plan, in the event Mr. Labrucherie is terminated by us other than due to “cause,” death, “disability,” or he resigns for “good reason,” in each case, outside of the “change in control period” (as such terms are defined in the Executive Severance Plan), subject to the execution and delivery of and compliance with a fully effective separation agreement that shall include, without limitation, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of applicable restrictive covenants provisions, in addition to his “accrued benefits” (as defined in the Executive Severance Plan), Mr. Labrucherie will be entitled to (i) an amount equal to nine (9) months of his then-current base salary (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs), and (ii) subject to Mr. Labrucherie’s election of COBRA health continuation, payment of the portion of the COBRA premium equal to the amount the Company would have paid to provide health insurance had he remained employed by us until the earliest of (A) nine (9) months following his termination, (B) the date that he becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (C) the end of his COBRA health continuation period. These amounts shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over a period of nine (9) months, commencing within sixty (60) days after the date of termination.

In the event Mr. Labrucherie is terminated by us other than due to cause, death, disability or he resigns for good reason, in each case, within the change in control period, subject to the execution and delivery of and compliance with a fully effective separation agreement (as described above), in addition to his accrued benefits, Mr. Labrucherie will be entitled to the following, in lieu of the benefits above: (i) a lump sum cash payment equal to the sum of (A) twelve (12) months of his then-current base salary (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) plus (B) 1.0 times his target annual bonus for the then current year (or target bonus in effect immediately prior to the “change in control” (as defined in the Executive Severance Plan), if higher), and (ii) subject to Mr. Labrucherie’s election of COBRA health continuation, payment of the portion of the COBRA premium equal to the amount the Company would have paid to provide health insurance had he remained employed by us until the earliest of (A) twelve (12) months from the date of his termination, (B) the date that he becomes eligible for group medical plan benefits under any other employer’s group medical plan, or (C) the end of his COBRA health continuation period. In addition, all of the then-outstanding and unvested portion of his stock options and other stock-based awards that are subject solely to time-based vesting shall become fully vested, exercisable or non-forfeitable immediately as of the date of termination or change in control, if later; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be subject to the terms of the applicable award agreement. If the payments or benefits payable to Mr. Labrucherie in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Labrucherie.

Pursuant to the Offer Letter, the Compensation Committee of the Board approved the grant of a stock option to purchase 222,000 shares of the Company’s common stock pursuant to the Company’s 2024 Stock Option and Incentive Plan, as amended from time to time, to Mr. Labrucherie, effective February 7, 2025. The stock option award will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant. Twenty-five percent (25%) of the underlying shares will vest on the first anniversary of the date of Mr. Labrucherie’s start date and the balance will vest monthly in equal installments over the following thirty-six (36) months, subject to Mr. Labrucherie’s continuous service through each applicable vesting date.

The foregoing description of the terms of the Offer Letter is not complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached hereto as Exhibit 10.1.

There is no arrangement or understanding between Mr. Labrucherie and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Labrucherie and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Labrucherie has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

In addition, Mr. Labrucherie will enter into a standard indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing officers, which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on October 24, 2024.

Departure of Interim Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

In connection with Mr. Labrucherie’s appointment, effective January 6, 2025, Ran Xiao, the Company’s Vice President of Finance and Business Operations, will resign as the Interim Chief Financial Officer, principal financial officer and principal accounting officer of the Company. Ms. Xiao will continue to serve as Vice President, Finance and Business Operations of the Company following such resignation.

Item 7.01 Regulation FD Disclosure.

On January 6, 2025, the Company issued a press release entitled “Septerna Expands Leadership with Appointment of Industry Veteran Gil Labrucherie as Chief Financial Officer.” A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter, by and between the Company and Gil M. Labrucherie, dated as of December 6, 2024.

99.1	Press Release issued by Septerna, Inc. on January 6, 2025, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Septerna, Inc.

Date: January 6, 2024	By:	/s/ Jeffrey Finer, M.D., Ph.D.
Jeffrey Finer, M.D., Ph.D. President and Chief Executive Officer